UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2022

PennantPark Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00736	20-8250744
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1691 Michigan Avenue Miami Beach, Florida	33319
(Address of Principal Executive Offices)	(Zip Code)

(212) 905-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	PNNT	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2022, PennantPark Investment Corporation (“PNNT”) and PennantPark Floating Rate Capital Ltd. (“PFLT”) announced that Richard T. Allorto, Jr. has been appointed as the Chief Financial Officer and Treasurer of each of PNNT and PFLT, effective as of June 13, 2022. In addition to his role with each of PNNT and PFLT, Mr. Allorto has also been named a senior executive on the Finance and Operations team of PennantPark Investment Administration, LLC, the investment administrator for each of PNNT and PFLT.

Mr. Allorto, 50, most recently served as Chief Financial Officer of Medley Management, Inc. and Chief Financial Officer and Secretary of Sierra Income Corporation. From January 2011 to December 2020, Mr. Allorto served as Chief Financial Officer and Secretary of Medley Capital Corporation. Prior to joining Medley, Mr. Allorto held various positions at GSC Group, Inc., a registered investment adviser, including, Chief Financial Officer of GSC Investment Corp, a business development company that was externally managed by GSC Group. Mr. Allorto began his career at Arthur Andersen in public accounting in 1994. Mr. Allorto is a licensed CPA and received a B.S. in Accounting from Seton Hall University.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving PNNT or PFLT, on the one hand, and Mr. Allorto, on the other hand.

Effective with Mr. Allorto’s appointment as Chief Financial Officer and Treasurer of PNNT and PFLT, Mr. Allorto will report to Richard Cheung, who will continue to serve as Chief Financial Officer of the PennantPark Investment Advisers, LLC (the “Advisor”) and the other private funds advised by the Advisor. These changes were not the result of any disagreement with PNNT or PFLT.

Dated: June 2, 2022	PENNANTPARK INVESTMENT CORPORATION

	By:	/s/ Arthur Penn
Name: Arthur Penn
Title: Chief Executive Officer